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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                         (Amendment No. ____________)*



                         CALYPTE BIOMEDICAL CORPORATION
________________________________________________________________________________
                                (Name of Issuer)


                                  COMMON STOCK
________________________________________________________________________________
                         (Title of Class of Securities)


                                   0000899426
________________________________________________________________________________
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)


                               Page 1 of 5 Pages

                                  SCHEDULE 13G


---------------------                                          -----------------
CUSIP NO. 0000899426                                           Page 2 of 5 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON     WILLIAM BOEGER/QUEST VENTURES

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ###-##-#### / 943008578

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) / /
                                                                         (b) / /

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Berkeley, California
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER
                      723,322 common shares  6.9%
   NUMBER OF       -------------------------------------------------------------
    SHARES         6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
EACH REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON            723,322 common shares  6.9%
     WITH          -------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    William Boeger 723,322 common shares

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    William Boeger  6.9%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
    William Boeger  IN
    Quest Ventures  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 0000899426                                          Page 3 of 5 Pages
          ----------

ITEM 1.
        (a)  Name of Issuer  CALYPTE BIOMEDICAL CORPORATION

        (b)  Address of Issuer's Principal Executive Offices
                             1440 Fourth Street
                             Berkeley, Ca. 94710

ITEM 2.
        (a)  Name of Person Filing  WILLIAM BOEGER/QUEST VENTURES

        (b) Address of Principal Business Office or, if none, Residence 126 South Park, San Francisco, CA 94107

        (c)  Citizenship
               USA

        (d)  Title of Class of Securities
               COMMON STOCK

        (e)  CUSIP Number

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a) / / Broker or Dealer registered under Section 15 of the Act

        (b) / / Bank as defined in section 3(a)(6) of the Act

        (c) / / Insurance Company as defined in section 3(a)(19) of the Act

        (d) / / Investment Company registered under section 8 of the Investment Company Act

        (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see section 240.13d-1(b)(1)(ii)(F)

        (g) / / Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note:See Item 7)

        (h) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP

        (a)  Amount Beneficially Owned
                WILLIAM BOEGER  723,322 common shares(1)

        (b)  Percent of Class
                WILLIAM BOEGER  6.9%

        (c)  Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote, Mr. Boeger:
                      723,322 common shares
               (ii) shared power to vote or direct the vote
              (iii) sole power to dispose or direct the disposition of
                      Mr. Boeger: 723,322 common shares
               (iv) shared power to dispose or direct the disposition of

                (1) 220,000 shares are in the name of William Boeger and
                    503,322 shares are in the name of Quest Ventures

CUSIP No. 0000899426                                           Page 4 of 5 Pages



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

CUSIP No. 0000899426                                           Page 5 of 5 Pages



ITEM 10.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We agree to file this 13G together.


                                                   February 14, 1997
                                                -------------------------------
                                                            Date

                                                   /s/ WILLIAM BOEGER
                                                -------------------------------
                                                         Signature

                                                        William Boeger
                                                -------------------------------
                                                         Name/Title



                                                     February 14, 1997
                                                -------------------------------
                                                          Date


                                                -------------------------------
                                                        Signature

                                                       Quest Ventures
                                                -------------------------------
                                                        Name/Title